Exhibit 99.1

AUDITED CARVE - OUT FINANCIAL STATEMENTS

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)

Years ended December 31, 2006, 2005, and 2004

with Report of Independent Auditors

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)

Audited Carve-Out Financial Statements

Years ended December 31, 2006, 2005, and 2004

Report of Independent Auditors

To the Owner of Fremont Commercial Real Estate Lending Business:

In our opinion, the accompanying balance sheets and the related statements of income, owner’s investment and cash flows present fairly, in all material respects, the financial position of Fremont Commercial Real Estate Lending Business, a carve-out business of Fremont Investment & Loan (“FIL”), a wholly owned subsidiary of Fremont General Credit Corporation (“FGGC”), at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 17, 2007

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)

Balance Sheets

	December 31,
	2006	2005
	(Thousands of dollars)

Assets
Loans held for investment — net of allowance for loan losses of $230,109 and $156,466 (Notes 2 and 3)	$6,267,592	$4,605,048
Deferred income taxes (Note 4)	30,020	61,302
Accrued interest receivable	52,477	27,945
Real estate owned	299	26,253
Premises and equipment — net of accumulated depreciation of $2,712 and $2,523	1,750	1,719
Other assets	8,747	6,232
Total assets	$6,360,885	$4,728,499

Liabilities
Loan pledge deposits	$149,333	$56,389
Other liabilities (Note 5)	33,418	37,470
Total liabilities	182,751	93,859

Commitments and contingencies	—	—

Owner’s investment	6,178,134	4,634,640
Total Liabilities and Owner’s Investment	$6,360,885	$4,728,499

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)

Statements of Income

	Year Ended December 31,
	2006	2005	2004
	(Thousands of dollars)
Interest income:
Interest and fee income on commercial loans	$548,358	$327,840	$299,096

Interest expense:
Interest - Division	264,287	130,257	84,489
Other	24	42	113
	264,311	130,299	84,602

Net interest income	284,047	197,541	214,494
Provision (benefit) for loan losses	73,443	(1,524)	(4,565)
Net interest income after provision for loan losses	210,604	199,065	219,059

Non-interest income:
Prepayment Penalties	4,055	2,607	6,514
Other	1,659	3,707	1,009
	5,714	6,314	7,523
Non-interest expense:
Compensation and related	28,532	31,876	32,816
Occupancy	3,113	3,044	2,144
Other	9,844	8,126	18,190
	41,489	43,046	53,150

Income before income taxes	174,829	162,333	173,432
Income tax expense	69,530	65,110	69,460
Net income	$105,299	$97,223	$103,972

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)

Statements of Owner’s Investment

(Thousands of dollars)

Balance - January 1, 2004	$3,836,366
Other distributions to owner - net	(575,784)
Net income	103,972

Balance - December 31, 2004	$3,364,554
Other distributions from owner - net	1,172,863
Net income	97,223

Balance at December 31, 2005	$4,634,640
Other distributions from owner - net	1,438,195
Net income	105,299

Balance at December 31, 2006	$6,178,134

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)

Statements of Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(Thousands of dollars)

Operating Activities
Net income	$105,299	$97,223	$103,972
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	73,443	(1,524)	(4,565)
Deferred income tax expense	31,282	7,927	10,469
Depreciation and amortization	189	537	229
(Gain) Loss on sale of real estate owned	(5,556)	(2,884)	2,300
Gain on sale of loans held for investment	(63)	(1,408)	—
Change in accrued interest	(24,532)	(9,260)	4,001
Change in other assets	(2,516)	(6,096)	(79)
Provision for losses on real estate owned	1,016	1,847	(1,814)
Change in accounts payable and other liabilities	88,893	31,148	8,928
Net cash provided by operating activities	267,455	117,510	123,441

Investing Activities
Originations and advances funded for loans held for investment	(4,248,212)	(4,183,088)	(2,108,785)
Payments received from and sales of loans held for investment	2,508,931	2,880,088	2,540,922
Sales of real estate owned	33,851	13,414	20,853
Purchases of premises and equipment	(220)	(787)	(647)
Net cash (used in) provided by investing activities	(1,705,650)	(1,290,373)	452,343

Financing Activities
Other distributions from (to) owner	1,438,195	1,172,863	(575,784)
Net cash provided by (used in) financing activities	1,438,195	1,172,863	(575,784)
Change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)
Notes to Financial Statements

Note  1 — Basis of Presentation

The accompanying financial statements are the accounts of Commercial Real Estate Lending Business (the “CRE Business”) - a carve-out business of Fremont Investment & Loan (“FIL”), on a carved-out basis as if it had been an independent entity for the periods presented. FIL is a wholly owned subsidiary of Fremont General Credit Corporation (“FGCC” or the “Parent”), which in turn, is a wholly owned subsidiary of Fremont General Corporation (“FGC” or the “Holding Company”). FGC’s common stock is traded on the New York Stock Exchange under the symbol “FMT”.

On May 21, 2007 FIL entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with iStar Financial, Inc. (“IStar”), pursuant to which FIL sold its CRE Business portfolio to iStar on July 2, 2007. Certain assets and liabilities related to the CRE Business and included in these carve-out financial statements were not acquired by iStar and were retained by FIL (See Note 10). The CRE Business is engaged nationwide in commercial real estate lending. The CRE Business originates commercial real estate loans through nine regional production offices. The commercial real estate loans originated are held for FIL’s own portfolio. Loan origination is conducted primarily through independent brokers and, to a lesser degree, directly through its own marketing representatives. As of December 31, 2006, FIL employed approximately 170 persons in its commercial real estate business.

The balance sheets as of December 31, 2006 and 2005 and the related statements of income, owner’s investment and cash flows for the years ended December 31, 2006, 2005, and 2004 reflect carved-out presentations of the CRE Business from the financial statements of FIL, presented on a stand-alone basis and the results may not necessarily reflect actual results of operations, financial positions and cash flows had the CRE Business existed on a stand alone basis. The presentation of the carved-out CRE Business financial statements requires certain assumptions in order to reflect the business as a stand-alone entity, which management believes are reasonable and not materially different if the CRE Business had been a stand-alone entity. Accordingly, advances and other transactions between FIL and the CRE Business are reflected as owner’s investment in the accompanying financial statements. Other distributions to/from owner in the Statements of Owner’s Investment effectively represent distributions or contributions due to financing activities by FIL.

The financial statements include direct expenses as well as allocated expenses. The revenue and expenses of FIL for the years ended December 31, 2006, 2005, and 2004, have been allocated by FIL’s management between the CRE Business and the operations being retained by FIL, based either on specific attribution of those revenues and expenses or, where necessary and appropriate, based on management’s best estimate of an appropriate allocation. Had the

CRE Business been a stand-alone entity, the actual expenses incurred would not have been materially different from the allocated expenses. The results of operations include certain allocated corporate expenses as well as interest expense charged back to the CRE Lending Business for the use of funds generated by FIL’s corporate and retail banking operations. The CRE Business did not have a formal financing agreement with FIL. Interest expense in 2006 is allocated using LIBOR rates matched to terms of the respective underlying loans. Interest expense in 2005 and 2004 is allocated based on the retail division average cost of deposits. The approach used to allocate interest expense in 2006 did not result in a material difference when compared to 2005 and 2004 and management considers both approaches reasonable because the LIBOR rate was predominantly below the retail division’s average cost of deposits during 2004 and 2005.

Note  2 — Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The significant accounting principles and practices used in the preparation of the accompanying carve-out financial statements are summarized below:

Use of Estimates:   The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that materially affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the accounts that require significant judgment by management include allowance for loan losses and income taxes, allocations and interbranch interest expense.

Commercial Real Estate Loans Held for Investment:   Loans are reported at the principal amount outstanding, net of deferred fees and costs, loan participations by other financial institutions or investors, and the allowance for loan losses. Interest is accrued daily as earned, except where reasonable doubt exists as to collectibility, in which case accrual of interest is discontinued and the loan is placed on non-accrual status. Loan origination or exit fees as well as direct loan origination costs, net of direct incremental loan origination costs, are deferred and amortized to interest income over the contractual life of the loan, adjusted for actual prepayments, using the interest method, if management believes it is probable that such amounts will be received. Commercial real estate loans are reported net of participations to other financial institutions or investors in the amount of $202.0 million and $138.2 million as of December 31, 2006 and 2005, respectively.

The allowance for loan losses is increased by provisions charged against operations and reduced by loan amounts charged off by management. The allowance is maintained at a level considered adequate to provide for probable and inherent losses on loans based on management’s evaluation of the loan portfolio. Future additions or reductions may be necessary based on changes in the amounts and timing of future cash flows expected due to changes in collateral values supporting loans, general economic conditions and the financial condition of individual borrowers.

Management classifies loans as non-accrual when principal or interest is in default 90 days or more (unless the loan has collateral sufficient to discharge the debt and management reasonably expects repayment of the debt or restoration to a current status in the near future) or when other factors indicate that payment in full of principal and interest is not expected according to the contractual terms of the loan. When a loan is placed on non-accrual status, any previously uncollected interest is reversed as a reduction of interest income on loans receivable and accrued interest receivable. Subsequent collections on non-accrual loans are applied as a reduction of principal when other factors indicate that payment in full of principal is not expected. Once all principal has been received, any additional interest payments are recognized as interest income on a cash basis. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met. CRE Business charge-off policy is based on a monthly loan-by-loan review.

Real Estate Owned:   Real estate owned (“REO”) is comprised of real estate acquired in satisfaction of loans. Properties acquired through or in lieu of foreclosure on loans collateralized by real estate are reported in the financial statements at the lower of cost or estimated realizable value (net of estimated costs to sell). Estimated realizable values are based on an evaluation of numerous factors, including appraisals, sales of comparable assets and estimated market conditions. Properties that become REO are recorded at the lower of cost or the realizable value upon transfer, with any loss being reflected as a charge-off in the allowance for loan loss. Gains on the subsequent sale of REO properties, losses on the subsequent sale or periodic revaluation of REO properties, and the net costs of managing and maintaining these properties, are included in non-interest expense. Non-cash transfers of loans to REO were $3.4 million, $17.3 million and $19.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Premises and Equipment:   Furniture and equipment are stated at cost, less accumulated depreciation. Generally, depreciation is computed using the straight-line method over periods ranging from two to twelve years. Leasehold improvements are amortized over the terms of the lease.

Credit Risk:   Financial instruments which potentially subject CRE Business to concentrations of credit risk consist principally of the following:

•               Loans held for investment - CRE Business has a concentration of credit risk with respect to its commercial real estate loans held for investment, which are substantially all bridge or construction lending arrangements. At December 31, 2006 there were 156 commercial real estate loans with loan balances in excess of $15 million totaling $5.31 billion and 19% of the commercial real estate loan portfolio was collateralized by mortgages on properties located in California. In addition, loans with balances outstanding of $40 million or more totaled $2.52 billion, or 38.5% of the total loan portfolio as of December 31, 2006, and loans collateralized by multi-family condominiums represented approximately 54% of the total loan portfolio as of December 31, 2006. CRE Business attempts to limit the effects of these concentrations of credit risk for its commercial real estate loans by emphasizing first mortgage lending on properties that have strong asset quality characteristics and proven sponsorship, as well as employing experienced construction management professionals. In addition, loans for larger amounts are typically participated out to other financial institutions to limit the risk associated with an individual loan transaction. As of December 31, 2006, there were nine groups of loans (separate loans on different properties) with common investors or equity sponsors for which the aggregate outstanding principal balance of the separate loans exceeded $100 million. The largest concentration is from an affiliated investment fund and totals $210.4 million in loan principal outstanding with $343.8 million in total loan commitment and is comprised of five separate loans. All five of the loans under this concentration were performing as of December 31, 2006.

Income Taxes:   The tax provision was computed as if the CRE Business was a stand alone entity. There was no cash paid for taxes. There is no tax sharing agreement between FIL and CRE Business Taxes are paid by FIL and are reflected in the Statements of Owner’s Investment as other distribution (to)/from owner.

Pledge Deposits:   Pledge deposits represent funds received on CRE loans from the borrower and deposited into the FIL retail division. The funds are used to pay for project costs that are the responsibility of the borrower or serve as additional collateral for the loan.

Cash and Cash Equivalents:   All highly liquid investment instruments with an original maturity of no more than three months are classified as cash equivalents. CRE Business did not have any cash or cash equivalents as of December 31, 2006 and 2005, respectively. There was no cash paid for interest or taxes. Taxes and interest are paid by FIL and are reflected in the Statements of Owner’s Investment as other distributions to/(from) owner.

Other Comprehensive Income:   All components of comprehensive income classified by their nature are required to be reported in the financial statements in the period in which they are recognized. A total amount for comprehensive income is required to be displayed in the financial statement where the components of other comprehensive income are reported. CRE Business did not have any components of other comprehensive income to be reported as of December 31, 2006, 2005, and 2004 and therefore statements of comprehensive income are not reported in the CRE Business Carve-Out financial statements.

Recent Accounting Standards:   In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). This amended standard requires all entities to recognize compensation expense over the related vesting period in an amount equal to the fair value of share-based payments granted to employees. CRE Business adopted SFAS No. 123 (R) effective January 1, 2006 on the modified prospective basis without a significant impact on its financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 requires a change in accounting principle to be retrospectively applied as of the beginning of the first period presented in the financial statements as if that principle had always been used, unless it is impracticable to do so. SFAS No. 154 applies to all voluntary changes in accounting principles as well as to changes required by accounting pronouncements that do not include specific transaction provisions. CRE Business adopted SFAS No. 154 as of January 1, 2006 without any impact on its financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a two-step approach for the recognition and measurement of a tax position taken in an entity’s tax return. The first step in the evaluation of a tax position is recognition: CRE Business must determine whether it is more likely than not that a given tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In this evaluation CRE Business must presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position meeting the more-likely-than-not recognition threshold is recorded at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN No. 48 is effective for CRE Business’s fiscal year beginning January 1, 2007. CRE Business does not believe the adoption will have a significant impact on the financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defined fair value, establishes a framework for measuring fair value in accordance with GAAP and provides for expanded disclosures concerning fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value; however, focuses on the price that would be received to sell the asset or paid to transfer the liability at the measurement date (an exit price), not the price that would be paid to acquire the asset or received to the liability (an entry price). SFAS No. 157 also established a fair value hierarchy used to classify the sources of information used by the entity in fair value measurements. That is, assumptions developed based on market data obtained from independent sources (observable inputs) versus the entity’s own assumptions about market assumptions developed based on the best information available in the circumstances (unobservable inputs). SFAS No. 157 is effective for CRE Business’s fiscal year beginning January 1, 2008. CRE Business is currently evaluating the impact of adopting SFAS No. 157; however, CRE Business does not believe the adoption will have a significant impact on its financial position or results of operations.

In September 2006, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Specifically, SAB No. 108 indicated that registrants should use both a balance sheet (iron curtain) approach as well as an income statement (rollover) approach when quantifying and evaluating the materiality of a misstatement. SAB No. 108 contains guidance on correcting errors under the dual approach as well as transition guidance for correcting errors existing in prior years. CRE

Business applied the provisions of SAB No. 108 for the year ended December 31, 2006 without any impact on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 allows entities the option to measure many financial instruments and certain other items at fair value at specified election dates with changes in fair value reported in earnings. The fair value option may be applied on an instrument by instrument basis (with some exceptions), is irrevocable (unless a new election date occurs) and is applied only to entire instruments and not to portions of instruments. The FASB indicated that the objective of this statement is to improve financial reporting by providing entities the opportunity to mitigate volatility in reported earnings that are caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. CRE Business is currently evaluating the impact of adopting SFAS No. 159. SFAS No. 159 is effective for CRE Business’s fiscal year beginning January 1, 2008.

Note  3 — Commercial Real Estate Loans Held for Investment

Loans held for investment consists of CRE Business commercial real estate loans. Commercial real estate loans, which are primarily variable rate (generally based upon either one, three or six-month LIBOR and a margin), represent loans collateralized primarily by first mortgages on properties such as condominium (construction and conversion), office, retail, industrial, multifamily, land development, mixed-use and lodging, and generally range in loan commitment size from $20 million to $100 million, with some loans for larger amounts.

The commercial real estate lending operation’s portfolio, as of December 31, 2006, consisted of 383 loans. Loans are primarily short-term bridge and construction facilities which generally have maturities for up to five years. These loans, which are in senior positions, include facilities for various construction, conversion, acquisition, redevelopment and renovation purposes. CRE Business does not originate mezzanine or subordinated loans. These loans generally involve the construction of new structures or significant renovation or alteration to existing structures; this typically prohibits occupancy or the generation of rental revenue during the transition period. As a result, these loans are generally funded throughout the term as construction progresses. In recent periods, CRE Business has had an emphasis on providing financing for various condominium conversion, construction and condotel projects; this is reflected in approximately 54% of the commercial real estate portfolio outstanding at December 31, 2006 being comprised of loans for condominium related projects. These condominium projects often contain retail, hotel and other components. The commercial real estate loans are primarily comprised of bridge and construction loans of relatively short duration (rarely more than five years in length of term and typically shorter, such as two to three years). Construction loans are funded throughout the term as the construction progresses. Approximately 65% of the commercial real estate loan balances outstanding are construction loans, 28% are bridge loans, 6% are permanent loans and 1% are single tenant credit loans.

As of December 31, 2006, CRE Business had $5.43 billion in unfunded commitments as compared to $3.81 billion as of December 31, 2005. The increase in the level of unfunded loan commitments during 2006 was due to a significant level of new loan commitments ($5.90 billion) being originated during 2006 by CRE Business. Due to the variability in the timing of the funding of these unfunded commitments, and the extent to which they are ultimately funded, these amounts should not generally be used as a basis for predicting future outstanding balances. Unfunded commitments on existing loans represent the remaining funding capacity available on loans with outstanding balances. Unfunded commitments on loans not yet booked represent the maximum amount of funds available under agreements in which the borrower has not yet received any funds.

Commercial real estate loans are reported net of participations to other financial institutions or investors in the amount of $202.0 million and $138.2 million as of December 31, 2006 and 2005, respectively. CRE Business’s commercial real estate loans also include mezzanine loans (second mortgage loans, which are subordinate to the senior or first mortgage loans) in the amounts of $10.5 million and $5.6 million as of December 31, 2006 and 2005, respectively.

At December 31, 2006, approximately 19%, 15% and 12% of CRE Business’s commercial real estate loans were located in California, Florida and New York, respectively; no other state represented greater than 9% of the loan portfolio. The geographic dispersion of CRE Business’s commercial real estate portfolio is as follows:

	December 31,
Geographic Distribution	2006	2005

California	19.3%	25.5%
Florida	15.2%	11.5%
New York	12.0%	14.7%
Virginia	9.0%	6.6%
Arizona	6.8%	6.7%
Hawaii	6.0%	4.4%
Maryland	5.1%	3.2%
All other states	26.6%	27.4%
	100.0%	100.0%

The real estate collateralizing CRE Business’s commercial loans includes a wide variety of property and project types including condominiums (construction and conversion), multifamily — other, office, retail, industrial, land development, lodging and mixed-use properties. The loans in the portfolio were distributed by property type as follows as of the dates indicated:

	December 31,
Property Type Distribution	2006	2005

Multi - family - Condominiums
Construction	31%	23%
Conversion	21%	22%
Condotel	2%	3%
	54%	48%
Land Development	15%	15%
Office	9%	14%
Retail	7%	7%
Special Purpose	6%	2%
Multi-family - Other	4%	3%
Industrial	2%	4%
Commercial Mixed - Use	2%	5%
Hotels & Lodging	1%	2%
	100%	100%

The following table further details the net commercial real estate loans held for investment:

	December 31,
	2006	2005
	(Thousands of dollars)

Loans outstanding	$6,749,316	$4,940,460
Participations sold	(202,014)	(138,165)
Loans outstanding, net of participations sold	6,547,302	4,802,295
Unamortized deferred origination fees and costs	(49,601)	(40,781)
Loans outstanding before allowance for loan losses	6,497,701	4,761,514
Allowance for loan losses	(230,109)	(156,466)
Loans held for investment - net	$6,267,592	$4,605,048

Restructured loans on accrual status are those loans where CRE Business has made certain concessionary modifications to the contractual terms of the loan agreement (either in interest or principal) due to financial difficulties experienced by the borrower. The loan is classified as a restructured loan on accrual status if it is performing in accordance with the agreed upon loan terms and the projected cash proceeds are deemed sufficient to repay both principal and interest. These loans are presented as such in the period of restructure and the three subsequent quarters. During the year ended December 31, 2006, there were no commercial real estate loans that were modified in connection with loan restructurings. During the year ended 2005, there was one commercial loan with a total balance of $12.3 million that was modified in connection with a loan restructuring.

The following table sets forth information regarding CRE Business’s commercial real estate loans on non-accrual status and restructured loans on accrual status:

	December 31,
	2006	2005
	(Thousands of dollars)	(Thousands of dollars)
Non-accrual commercial real estate loans held for investment	$1,110,965	$29,290
Restructured commercial real estate loans on accrual status	$—	$12,309
Accruing loans past due 60 days or more	$19,492	$14,798

CRE Business employs a documented and systematic methodology in determining the adequacy of its allowance for loan losses which assesses the risk and losses inherent in the portfolio, and represents CRE Business’s estimate of probable and inherent losses in the loan portfolio as of the date of the financial statements. Establishment of the allowance for loan losses involves estimating losses for individual loans that have been deemed impaired and for groups of loans that are evaluated collectively. Reviews are performed to determine allowances for loans that have been individually evaluated and identified as loans which have probable losses; reserve requirements are attributable to specific weaknesses evidenced by various factors such as deterioration in the quality of the collateral securing the loan, payment delinquency or other events of default. Performing loans that currently exhibit no significant identifiable weaknesses or impairment are evaluated on a collective basis. The allowance for loan losses methodology incorporates management’s judgment concerning the expected effects of current economic events and trends on portfolio performance, as well as the impact of concentration factors (such as property types, geographic regions and loan sizes). While CRE Business’s methodology utilizes historical and other objective information, the establishment of the allowance for loan losses is to a significant extent based upon the judgment and experience of CRE Business management. CRE Business believes that the allowance for loan losses is adequate as of December 31, 2006 and December 31, 2005 to cover inherent losses embedded in the loan portfolio; however, future changes in circumstances, economic conditions or other factors, including the effect of CRE Business’s various loan concentrations, could cause CRE Business to increase or decrease the allowance for loan losses as necessary. Activity in the allowance for loan losses is summarized in the following table:

	Year Ended December 31,
	2006	2005	2004
	(Thousands of dollars)
Beginning Balance	$156,466	$170,083	$194,901
Provision (benefit) for loan losses	73,443	(1,524)	(4,565)
Charge-offs	(190)	(17,474)	(21,202)
Recoveries	390	5,381	949
Ending Balance	$230,109	$156,466	$170,083

At December 31, 2006 and 2005, the recorded investment in loans considered to be impaired was $1.1 billion and $29.3 million, respectively; $1.1 billion and $29.3 million of which were on a non-accrual basis at December 31, 2006 and 2005, respectively. CRE Business’s policy is to consider a loan impaired when, based on current information and events, it is probable that CRE Business will be unable to collect all amounts due according to the contractual terms of the loan agreement. Evaluation of a loan’s impairment is based on the present value of expected cash flows or the fair value of the collateral, if the loan is collateral dependent. There were $1.1 billion and $29.3 million of loans considered impaired that have allocated specific allowances that totaled $170.0 million and $2.6 million at December 31, 2006 and 2005, respectively. The average net investment in impaired loans held for investment was $125.1 million, $44.0 million and $60.5 million for 2006, 2005 and 2004, respectively. Interest income that was recognized on the cash basis of accounting on loans classified as impaired during the year was $3.1 million and $35,000 for the years ended December 31, 2006 and 2005, respectively. Interest income foregone for loans on non-accrual status that had not performed in accordance with their original terms was $3.1 million, $7.2 million and $9.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

CRE Business’s policy for determining past due or delinquency status is based on contractual terms except where loans are contractually matured but continue to make current interest payments. At December 31, 2006 CRE Business had no loans that were contractually matured.

In addition to its allowance for loan losses, CRE Business maintains an allowance for unfunded commercial real estate loan commitments on existing loans. This allowance totaled $5.7 million and $4.0 million as of December 31, 2006 and 2005, respectively, and is included in other liabilities.

The contractual maturities of loans held for investment outstanding (shown net of deferred fees and costs but before the allowance for loan losses) as of December 31, 2006 are summarized below:

	1 to 12	13 to 24	25 to 60	Over 60
	Months	Months	Months	Months	Total
	(Thousands of dollars)
Term loans - variable rate:
Commercial real estate loans	$2,260,594	$2,718,157	$1,424,932	$11,948	$6,415,631
Term loans - fixed rate:
Commercial real estate loans	13,424	33,802	50,768	33,677	131,671
Total	$2,274,018	$2,751,959	$1,475,700	$45,625	$6,547,302

Note 4 — Income Taxes

The major components of income tax expense are summarized in the following table:

	Year Ended December 31,
	2006	2005	2004
	(Thousands of dollars)
Federal:
Current	$31,823	$46,820	$47,843
Deferred	25,215	5,954	8,491
	57,038	52,774	56,334
State:
Current	6,425	10,363	11,147
Deferred	6,067	1,973	1,979
	12,492	12,336	13,126
Total income tax expense	$69,530	$65,110	$69,460

A reconciliation of the effective federal tax rates in the statements of income with the statutory federal income tax rate of 35.0% is summarized in the following table:

	Year Ended December 31,
	2006	2005	2004
Tax expense at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	4.6%	4.9%	4.9%
Meals and entertainment	0.2%	0.2%	0.2%
Actual tax expense	39.8%	40.1%	40.1%

The deferred income tax balance includes the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. The components of the CRE Business deferred tax assets at December 31, 2006 and 2005 are summarized in the following table:

	December 31,
	2006	2005
	(Thousands of dollars)
Deferred tax assets:
Allowance for loan losses	$36,822	$66,013
Off balance sheet commitment	2,382	1,705
Other - net	286	803
Total deferred tax assets	39,490	68,521

Deferred tax liabilities:
Loan origination costs	(7,705)	(3,331)
State income and franchise tax	(1,765)	(3,888)
Total deferred tax liabilities	(9,470)	(7,219)
Net deferred tax asset	$30,020	$61,302

In assessing the realization of deferred income tax assets, the CRE Business considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends on the ability to recover previously paid taxes through carrybacks and the generation of future taxable income during the periods in which temporary differences become deductible. In CRE Business’s opinion, the deferred tax assets will be fully realized and no valuation allowance is necessary as the CRE Lending Business has the ability to generate sufficient future taxable income to realize the tax benefits.

CRE Business deferred tax assets are subject to periodic recoverability assessments. Management’s judgments regarding future profitability may change due to future market conditions, and many other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

Note 5 — Other Liabilities

The following table details the composition of the CRE Business other liabilities as of the dates indicated:

	Year Ended December 31,
	2006	2005
	(Thousands of dollars)
Accrued incentive compensation	$11,891	$13,869
Supplemental employee retirement plan	8,243	5,258
Allowance for losses for unfunded commercial loan commitments	5,727	4,041
Borrower commitment fees	3,192	4,825
Accrued employer stock ownership plan expense	1,410	2,907
Accrued vacation	1,352	1,242
Escrow	1,088	1,669
Other	515	3,659
Total other liabilities	$33,418	$37,470

Note 6 — Advances from the FHLB and Federal Reserve

FIL is a member of the Federal Home Loan Bank (“FHLB”) system, and as such maintains a credit line with the FHLB of San Francisco that is based upon a percentage of its total regulatory assets, subject to collateralization requirements and certain collateral sub-limits. Advances are primarily collateralized by the residential real estate loans held for sale, and to a lesser extent, by commercial loans held for investment. The maximum amount of credit which the FHLB will extend varies from time to time in accordance with its policies. FIL’s maximum financing availability, based upon its level of regulatory assets and subject to the amount and type of collateral pledged and their respective advance rates, was approximately $4.80 billion as of December 31, 2006. At December 31, 2006 and 2005, FIL had an approximate maximum borrowing capacity based on its pledged loan collateral of $2.93 billion and $1.99 billion, respectively, with outstanding borrowings of $1.06 billion and $949 million, respectively, from the FHLB of San Francisco. All borrowings mature within two years. FIL pledged loans with a carrying value of $3.30 billion of which $77.9 million were CRE loans and $2.22 billion of which $76.0 million were CRE loans at December 31, 2006 and 2005, respectively, to secure the current and any future borrowings. Although FIL’s maximum borrowing capacity is collateralized by $77.9 million and $76.0 million of CRE loans as of December 31, 2006 and 2005, respectively, a reasonable allocated portion of the FHLB borrowings of $77.9 million and $76.0 million, respectively, to the CRE Business are not reflected in the balance sheets as debt of the CRE Business due to the fact that these amounts are not direct liabilities of the CRE Business, nor are they directly used to fund the CRE Business operations.. The weighted-average interest rate on the amount outstanding at December 31, 2006, was 5.32%. The borrowing capacity has no commitment fees or cost, requires minimum levels of investment in FHLB stock (FIL receives dividend income on its investment in FHLB stock), can be withdrawn by the FHLB if there is any significant change in the financial or operating condition of FIL and is conditional upon its compliance with certain agreements covering advances, collateral maintenance, eligibility and documentation requirements. At December 31, 2006 and 2005, FIL was in compliance with all requirements of its FHLB credit facility. Subsequent to December 31, 2006 all outstanding borrowings were paid off and the pledged loans were not called. Further, these borrowings were not considered part of the sales transaction to iStar (See Note 10). Subsequent to December 31, 2006 there were no CRE loans pledged.

Total interest payments on advances from the FHLB were $104.7 million and $44.7 million in 2006 and 2005, respectively.

FIL has a line of credit with the Federal Reserve Bank of San Francisco (“Federal Reserve”), and at December 31, 2006 and 2005, had a borrowing capacity, based upon collateral pledged, of $517.9 million and $442.3 million, respectively, with no outstanding borrowings at December 31, 2006 or 2005. FIL pledged CRE loans with a carrying value of $690.5 million and $589.7 million at December 31, 2006 and 2005, respectively, to the Federal Reserve. This line of credit may be utilized when all other sources of funds are not reasonably available, and such advances are made with the expectation that they will be repaid when the availability of the usual source of funds is restored, usually the next business day. Subsequent to December 31, 2006 there were no CRE loans pledged.

Note 7 — Employee Benefit Plans

CRE Business participates in FGC’s 401 (k) Plan and Employee Stock Ownership Plan (“ESOP”) that cover substantially all employees with at least one year of service. CRE Business contribution expense for these plans amounted to $2.9 million, $4.5 million and $3.6 million for 2006, 2005 and 2004 respectively, of which $1.4 million, $2.9 million and $2.1 million related to the ESOP. The contributions, which are generally discretionary, are based on total compensation of the participants. FGC’s ESOP is a non-leveraged plan.

CRE Business also participates in FGC’s Restricted Stock Award Plan, which is provided for the benefit of certain key members of management. Restricted stock awards are amortized to compensation expense over the service period of the awards that vary from two to ten years. CRE Business amortization expense amounted to $2.2 million, $1.8 million and $1.1million and for 2006, 2005 and 2004, respectively.

CRE Business also participates in FGC’s Supplemental Executive Retirement Plan and Excess Benefit Plan; both of which are deferred compensation plans designed to provide certain employees the ability to receive benefits that would be otherwise lost under FGC’s qualified retirement plans due to statutory or other limits on salary deferral and matching contributions.

Note 8 — Commitments and Contingencies

Legal Actions:

CRE Business is a defendant in a number of legal actions or regulatory proceedings arising in  the ordinary course of business or from regulatory examinations conducted by the Federal  Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“DFI”).

Order to Cease & Desist:

On March 7, 2007, FIL consented to the Order to Cease & Desist (“Order”) issued by the FDIC without admitting to the allegations contained in the Order. The Order calls for, among other things, certain changes in FIL’s commercial real estate lending business. In particular, the Order (i) limits FIL’s ability to extend credit to certain commercial real estate borrowers and (ii) requires the implementation of a written lending and collection policy to provide effective guidance and control over FIL’s commercial real estate lending function, including a planned material reduction in the volume of funded and unfunded non recourse lending and loans for condominium conversion and construction as a percentage of Tier 1 capital. In addition, the Order requires that FIL adopts a Capital Adequacy Plan to maintain adequate Tier 1 capital in relation to the risk profile of FIL. Further, the Order mandates various specific management requirements and enhanced oversight over FIL’s operations. FIL cannot predict the cost of compliance with the Order or the impact of the Order upon FIL’s business, financial condition or results of operation.

Other

Total CRE Business rental expense for facilities and equipment under operating leases for 2006, 2005, and 2004, was $2.0 million, $2.0 million, and $1.4 million respectively. CRE Business leases office facilities and certain equipment under non-cancelable operating leases, the terms of which range from one to ten years. Certain leases provide for an increase in the basic rental to compensate the lessor for increases in operating and maintenance costs. The leases may also provide renewal options. Rent expense for the CRE Business consists of rent from nine regional production offices plus rent allocated to the CRE Business primarily for use of the administration facilities located in Brea and Santa Monica, California.

Under present operating leases, rental commitments for the nine CRE regional production offices are summarized in the following table (thousands of dollars):

2007	$1,284
2008	1,222
2009	1,272
2010	1,271
2011	1,142
Thereafter	2,194
$8,385

Note 9 — Fair Values of Financial Instruments

CRE Business used the following methods and assumptions to estimate the fair value of each class of financial instrument at December 31, 2006 and 2005:

•        Loans held for investment: For loans receivable with variable rates, the carrying amount is deemed to approximate fair value. The fair values of fixed rate real estate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit profiles.

The carrying amounts and fair values of CRE Business’s financial instruments are summarized in the following table as of the dates indicated:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Thousands of dollars)
Commercial real estate loans	$6,497,701	$6,495,986	$4,761,514	$4,761,615
Allowance for loan losses	(230,109)	(230,109)	(156,466)	(156,466)
Loans held for investment - net	$6,267,592	$6,265,877	$4,605,048	$4,605,149

Note 10 — Subsequent Events

As of December 31, 2006, the commercial real estate portfolio consisted of more than 300 loans with unpaid principal balances (“UPBs”) of $6.5 billion and unfunded commitments of $5.4 billion. FIL entered into a definitive agreement on May 21, 2007, subject to regulatory review and non-objection, pursuant to which FIL will sell its CRE Business and commercial real estate loan portfolio to iStar Financial Inc. FIL closed this transaction on July 2, 2007.

The purchase price for the loan portfolio (the “Loan Purchase Price”) was the amount equal to (i) the aggregate unpaid principal balance of the loan portfolio as of March 31, 2007, plus (ii) the aggregate amount of principal advanced to commercial real estate borrowers subsequent to March 31, 2007 through and including the closing date in respect of the loan portfolio, minus (iii) the aggregate amount of principal paid to FIL in respect of the loan portfolio after March 31, 2007 through and including the closing date, minus (iv) $268,942,000. At the closing, FIL received a cash payment equal to 30% of the Loan Purchase Price (the “Cash Loan Purchase Price”), and a participation interest in the total loan portfolio with a principal amount equal to 70% of the Loan Purchase Price, which bears interest at LIBOR + 150 basis points.

FIL’s participation in the loan portfolio is governed by a participation agreement which was entered into at closing (the “Participation Agreement”). Pursuant to the Participation Agreement, FIL is entitled to receive 70% of all principal payments on the loans purchased, including with respect to any portion of unfunded commitments with respect to such loans that are funded by iStar until the participation interest has been repaid. FIL also received the aggregate amount of all unpaid interest on the loan portfolio as of the closing date which was less than 30 days past due.

Additionally, iStar purchased a majority of the non-loan assets used in the CRE business for $50 million in cash. In connection with the transaction, iStar assumed certain obligations with respect to the loan portfolio after the closing date (including the obligation to fund approximately $3.7 billion of existing unfunded commitments) and the obligations under certain assumed leases and intellectual property contracts. iStar also employed a majority of the employees of the CRE business.

FIL submitted the iStar transaction to the FDIC and DFI for review and non-objection. Regulatory non-objection and closing of the transaction on July 2, 2007 resulted in a full exit from the commercial real estate lending business.